Exhibit 10.02

Non-Employee Director

AWARD AGREEMENT

This Restricted Unit agreement (“Agreement”), effective as of December 30, 2010 (“Grant Date”), is between NuStar GP, LLC (the “Company”) and [insert name] (“Participant”), a participant in the NuStar GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”). All capitalized terms contained in this Award shall have the same definitions as are set forth in the Plan unless otherwise defined herein. The terms of this grant are set forth below.

1.	The Compensation Committee of the Board of Directors of the Company hereby grants to Participant 716 Restricted Units under the Plan. A “Restricted Unit” is a phantom unit which is equivalent in value to a common unit (“MLP Common Unit”) of NuStar Energy L.P. (the “MLP”). In addition, a Restricted Unit represents the right to receive, upon vesting as provided below, an MLP Common Unit.

2.	The Restricted Units granted hereunder are subject to the following Restricted Periods, and will vest and accrue to Participant in the following increments:

239 Units on	December 30, 2011
239 Units on	December 30, 2012
238 Units on	December 30, 2013

The Restricted Units may vest prior to the expiration of such period as set forth in the Plan. Upon the vesting of each Restricted Unit awarded under this Agreement, Participant will be entitled to receive an unrestricted MLP Common Unit.

3.	Participant agrees that the unrestricted MLP Common Units to which Participant will be entitled in connection with the vesting of each Restricted Unit may be issued in uncertificated form with the Company’s service provider.

4.	Restricted Units are granted hereunder in tandem with an equal number of distribution equivalent rights (“DERs”). A DER is a right to receive an amount in cash from the Company or its designee equal to the distributions made by MLP with respect to an MLP Common Unit during the period that ends upon vesting of the tandem Restricted Unit or its forfeiture pursuant to Section 6.2 (ii) of the Plan. DERs with respect to the Restricted Units will be paid to Participant in cash as of each record payment date during the period such Restricted Units are outstanding. The DERs are subject to the same restrictions as the Restricted Units.

5.	The Company will withhold any taxes due from Participant’s grant as required by law, which, in the sole discretion of the Compensation Committee, may include withholding a number of Restricted Units otherwise payable to Participant.

6.	By accepting this Award, Participant hereby accepts and agrees to be bound by all of the terms, provisions, conditions, and limitations of the Plan and any subsequent amendment or amendments thereto, as if it had been set forth verbatim in this Award.

7.	This Award shall be binding upon the parties hereto and their respective heirs, legal representatives, and successors.

8.

In compliance with Section 409A of the Internal Revenue Code, the issuance of Units under this Award shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 15th day of the third month following the end of the year in which the applicable date of vesting occurs. With respect to the DERs, the payment of distributions shall be made by the last day of the fiscal quarter during which distributions on the Company’s Units are paid, but in any event by no later than the 15th day of the month following the end of the year in which the applicable distributions on the Company’s Units are paid. This Agreement and the Award evidenced hereby are intended to comply, and shall be administered consistently in all respects with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.

9.	The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Texas.

10.	Neither Participant nor any person claiming by, through or under Participant with respect to the Restricted Units shall have any rights as a unitholder of NuStar Energy L.P. (including, without limitation, voting rights).

11.	The Agreement and Participant’s interest in the Restricted Units granted by this Agreement are of a personal nature, and, except as expressly provided in the Agreement or the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition shall be void, and the Company shall not be bound thereby.

12.	This Agreement may be executed in counterparts in one or more counterparts, each of which will be deemed an original and part of one and the same document.

NUSTAR GP, LLC

By:
Curtis V Anastasio
President & Chief Executive Officer

Accepted:

[insert name]
Date: